Exhibit 99.1

For Information: Sean M. Stack	For Immediate Release
Telephone: (216) 910-3504	May 14, 2008

Aleris Reports First Quarter Results

BEACHWOOD, Ohio –May 14, 2008 – Aleris International, Inc. today reported results for the quarter ended March 31, 2008.

First Quarter Highlights

•

Sequential adjusted EBITDA from continuing operations, excluding special items, improved to $79 million in the first quarter of 2008 from $49 million in the fourth quarter of 2007 despite continued softening in the underlying economy

•	Successful capacity ramp-up of 160 inch hotmill in Koblenz, Germany; continues our strategic expansion into high value-added aerospace and other end-uses

•	Completed sale of Zinc Business for $295 million allowing greater focus on aluminum business

•	Announced five plant closings or idlings to drive operating cost reductions, improved productivity and to respond to North American demand declines

•	Productivity savings and acquisition synergies totaled $27 million in the quarter which more than offset continued commodity and general inflation

•	Strengthened management team with the addition of Roeland Baan as President, Aleris Europe

•	Pro forma adjusted EBITDA from continuing operations, including synergies, was $392 million for the twelve months ended March 31, 2008

•	Expanded Aleris Board of Directors with the addition of J. Steven Whisler, former Chairman and CEO of Phelps Dodge Corporation

Aleris International, Inc.

	For the three months ended March 31
	2008	2007
	(unaudited)
(Dollars and pounds in millions)

Pounds shipped:
Global rolled and extruded products	517.0	556.2
Global recycling	866.7	757.7

Revenue	$1,560.5	$1,456.5

Income (loss) from continuing operations	0.6	(44.4)

Net income (loss)	4.3	(53.1)

EBITDA from continuing operations, excluding special items (1)	79.4	106.5

Cash flow used by operating activities from continuing operations	(175.8)	(0.6)

Free cash flow from continuing operations (1)	(213.2)	52.5

(1)	This press release refers to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts.

“EBITDA from continuing operations,” as used in this press release, is defined as income (loss) from continuing operations before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA from continuing operations, excluding special items,” as used in this press release, is defined as EBITDA from continuing operations excluding restructuring and other charges, unrealized gains and losses on derivative financial instruments, the impact of the write-up of inventory and other items through purchase accounting, non-cash stock-based compensation expense, sponsor management fees, and the gain on the early extinguishment of debt. “Free cash flow from continuing operations,” as used in this press release, is defined as EBITDA from continuing operations, excluding special items, less or plus changes in accounts receivable, inventory and accounts payable (excluding working capital acquired in business combinations) and less capital expenditures. In determining changes in inventory, the change in the reported balance sheet amounts due to the impact of the write-up of inventory through purchase accounting has been excluded. Management uses EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations as performance metrics and believes these measures provide additional information commonly used by our noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA from continuing operations, excluding special items, is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items.

Sale of Zinc Business

The Company completed the sale of its Zinc business on January 11, 2008 for $295 million, subject to working capital adjustment. The Zinc business has been reported as a discontinued operation in this press release and in our unaudited quarterly financial statements. All discussion and data will exclude the Zinc business unless otherwise noted.

First Quarter Operating Results

Aleris reported first quarter 2008 revenues of $1.6 billion and income from continuing operations of $0.6 million. Income from continuing operations includes $55.6 million of unrealized gains on derivative financial instruments, a $0.6 million gain from the early extinguishment of debt, $9.5 million in restructuring and other charges, $6.2 million of purchase accounting items, $2.3 million of sponsor management fees, and $1.0 million of charges for non-cash stock-based compensation. EBITDA from continuing operations, excluding special items, was $79.4 million in the first quarter of 2008.

For the first quarter of 2007, Aleris reported revenues of $1.5 billion and a loss from continuing operations of $44.4 million. The loss from continuing operations includes $64.1 million of special charges, including $55.7 million from purchase accounting, $7.2 million in restructuring and other charges, $2.3 million of sponsor management fees, $0.7 million of non-cash stock-based compensation and $2.0 million of unrealized gains on derivative financial instruments. EBITDA from continuing operations, excluding special items, was $106.5 million in the first quarter of 2007.

EBITDA from continuing operations, excluding special items, declined to $79.4 million in the first quarter of 2008 from $106.5 million in the first quarter of 2007. The decline in performance is due to lower year over year volumes resulting from declining demand from the North American building and construction and automotive industries and destocking within certain European industries as well as reduced benefits from metal price lag, and continued commodity cost inflation. The negative factors were partially offset by productivity gains and stronger margins in Europe associated with an improving product mix and higher pricing.

As a result of the reduced demand, the Company has announced the closure or temporary idling of production at three of its North American rolled products facilities and two specification alloy facilities.

Sequentially, EBITDA from continuing operations, excluding special items, improved by $30.0 million from $49.4 million in the fourth quarter of 2007 to $79.4 million in first quarter of 2008. This improvement is due to the normal seasonal profile of our volume demand despite a continued softening in the underlying economy.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “Volume in both of our global business segments continues to suffer from the recessionary conditions prevalent in the United States as well as customer destocking in certain European end use industries. In response to the reduced North American demand, we have taken aggressive actions to reposition our asset base with the consolidation of facilities to drive costs down, while still being able to meet our customers’ demand. Although we have been implementing these cost reduction initiatives with the expectation of a prolonged downturn, we believe that these efforts will result in significantly lower costs and higher profitability when demand strengthens.”

Global Rolled and Extruded Products

Global Rolled and Extruded Products recorded segment income of $14.2 million in the first quarter of 2008 and $17.2 million in the first quarter of 2007. Excluding the impacts of purchase accounting adjustments, segment EBITDA totaled $64.0 million in the first quarter of 2008 versus $101.8 million in the first quarter of 2007. The decrease in performance was driven by a 10% reduction in shipments versus the prior year quarter, excluding the impact of the acquired operations of EKCO Products, resulting from weak North American building and construction and transportation demand combined with destocking from certain European end use industries.

In addition, while the impact of rising LME prices led to increased segment income in 2007’s first quarter, our current hedging practices have substantially reduced our overall exposure to changes in LME prices and, as a result, current year segment income did not benefit significantly in spite of a rising LME during the first quarter of 2008.

Global Recycling

Segment income was $19.2 million in the first quarter of 2008 compared to $15.7 million in the first quarter of 2007. Segment EBITDA, excluding purchase accounting adjustments, was $31.3 million in the first quarter of 2008 compared to $25.8 million in the first quarter of 2007. The increase is attributable to acquired operations of Wabash Alloys which more than offset reduced demand from the automotive related specification alloy business.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense and certain functions that are performed for the business units, other income and expense, certain realized gains and losses on derivative financial instruments resulting from the centralization of our risk management functions and interest expense. In addition, in order to simplify understanding of ongoing segment operations, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market accounting for derivative financial instruments.

General and administrative expenses increased $1.9 million in the first quarter of 2008 as compared to the first quarter of 2007 primarily due to the translation effect of the stronger euro.

During the first quarter, the Company recorded $9.5 million of restructuring and other charges associated with the permanent closure of two rolled products facilities and one recycling facility. The expense consists primarily of severance costs as well as non-cash asset impairment charges.

The Company also recorded $55.6 million of unrealized gains on derivative financial instruments as a result of the strengthening of the euro against the U.S. dollar as well as the increasing LME price of aluminum. These gains are not allocated to the business units until the derivative financial instruments are settled and cash is received. As market positions change daily, these unrealized gains may not represent the actual realized cash gains the Company will receive upon settlement. However, as the fair value of the derivative instruments changes so will the price the Company will pay for the underlying hedged item.

Free cash flow in the first quarter of 2008 was $(213.2) million versus $52.5 million in the prior year quarter. Free cash flow was impacted by lower EBITDA and the seasonal build of working capital. Changes in working capital were driven by a $96.0 million increase in revenues in March 2008 as compared to December 2007 and the impact of a 12% increase in the average LME price of aluminum in the first quarter of 2008 as compared to the fourth quarter of 2007. In addition, free cash flow’s working capital component was also negatively impacted by the stronger euro which appreciated 8% against the U.S. dollar in the first quarter of 2008 resulting in higher translated U.S. dollar working capital balances. Capital expenditures of $44.1 million in the first quarter of 2008 were comparable to $42.8 million spent in the first quarter of 2007. Working capital productivity continued to improve with last twelve months working capital as a percentage of sales of 16.5% at March 31, 2008 decreasing from 16.8% at December 31, 2007.

We ended the quarter with $2.7 billion of net debt and $409 million of liquidity. Pro forma EBITDA from continuing operations, excluding special items and including the 2007 acquisitions of Wabash Alloys and EKCO Products, was $392.3 million for the twelve months ended March 31, 2008.

Conference Call and Webcast Information

Aleris will hold a conference call May 14, 2008 at 9:00 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Sean M. Stack, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-770-7051 or 617-213-8064 and referencing passcode 62219506 at least 10 minutes prior to the presentation, which will begin promptly at 9 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted on the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode 20181190 beginning at 1:00 p.m. Eastern time, May 14, 2008 until 11:59 p.m. Eastern time, May 21, 2008.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 47 production facilities in North America, Europe, South America and Asia, and has approximately 8,800 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

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SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings; future improvements in margins, processing volumes and pricing; overall 2008 operating performance; anticipated effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; the anticipated economic environment in 2008; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape; and anticipated synergies resulting from the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2007, particularly the section entitled “Risk Factors” contained therein.

Contacts:	Sean M. Stack	Joseph M. Mallak
	Aleris International, Inc.	Aleris International, Inc.
	Phone # 216-910-3504	Phone #216-910-3455

Aleris International, Inc.

Consolidated Statement of Operations

(in millions)

	For three months ended March 31
	2008	2007
	(unaudited)
Revenues	$1,560.5	$1,456.5
Cost of sales	1,457.1	1,386.3

Gross profit	103.4	70.2
Selling, general and administrative expense	76.6	65.8
Restructuring and other charges	9.5	7.2
Gains on derivative financial instruments	(39.3)	(6.7)

Operating income	56.6	3.9
Interest expense	57.6	50.5
Interest income	(0.8)	(0.7)
Other (income) expense, net	(3.0)	0.9

Income (loss) from continuing operations before provision for income taxes and minority interests	2.8	(46.8)
Provision for (benefit from) income taxes	2.0	(2.6)

Income (loss) from continuing operations before minority interests	0.8	(44.2)
Minority interests, net of provision for income taxes	0.2	0.2

Income (loss) from continuing operations	0.6	(44.4)
Income (loss) from discontinued operations, net of tax	3.7	(8.7)

Net income (loss)	$4.3	$(53.1)

Aleris International, Inc.

Operating and Segment Information

(in millions)

	For the three months ended March 31
	2008	2007
	(unaudited)
Supplemental information:
Depreciation and amortization	$57.0	$39.6
Capital expenditures	44.1	42.8

Segment reporting:
Shipments (pounds)
Global rolled and extruded products	517.0	556.2
Global recycling	866.7	757.7

	1,383.7	1,313.9

Revenues:
Global rolled and extruded products	$1,001.8	1,063.6
Global recycling	586.6	424.1
Intersegment eliminations	(27.9)	(31.2)

	$1,560.5	$1,456.5

Segment income:
Global rolled and extruded products	$14.2	$17.2
Global recycling	19.2	15.7

	33.4	32.9

Corporate general and administrative expense	(27.1)	(25.2)
Restructuring and other charges	(9.5)	(7.2)
Unallocated gains from derivative financial instruments	56.6	2.0
Interest expense	(57.6)	(50.5)
Interest and other income (expense), net	7.0	1.2

Income (loss) from continuing operations before income taxes and minority interests	$2.8	$(46.8)

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$88.6	$109.9
Accounts receivable, net	791.0	668.0
Inventories	941.4	839.7
Deferred income taxes	40.4	41.6
Derivative financial instruments	59.9	30.6
Prepaid expenses and other current assets	52.9	40.6
Assets of discontinued operations - current	—	254.1

Total Current Assets	1,974.2	1,984.5

Property, plant and equipment, net	1,502.9	1,423.5
Goodwill	1,223.5	1,219.1
Intangible assets, net	326.0	329.9
Other assets	190.4	163.5

TOTAL ASSETS	$5,217.0	$5,120.5

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$666.3	$687.4
Accrued liabilities	329.8	226.0
Deferred income taxes	27.5	25.2
Current maturities of long-term debt	21.3	20.6
Liabilities of discontinued operations - current	—	67.5

Total Current Liabilities	1,044.9	1,026.7

Deferred income taxes	179.7	177.3
Long-term debt	2,760.6	2,743.7
Other long-term liabilities	338.8	322.1
Stockholder’s equity	893.0	850.7

TOTAL LIABILITIES AND EQUITY	$5,217.0	$5,120.5

Aleris International, Inc.

Reconciliation of Income (Loss) from Continuing Operations to

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and

EBITDA, Excluding Special Items (1)

(unaudited)

(in millions)

	For the three months ended March 31		For the three months ended December 31
	2008	2007	2007
Income (loss) from continuing operations	$0.6	$(44.4)	$(68.7)
Interest expense, net	56.8	49.8	51.5
Income taxes	2.0	(2.6)	(38.3)
Minority interests	0.2	0.2	(0.9)
Depreciation and amortization	57.0	39.6	54.6

EBITDA from continuing operations	116.6	42.6	(1.8)
Unrealized (gains) losses on derivative financial instruments	(55.6)	(2.0)	11.2
Restructuring and other charges	9.5	7.2	21.6
Impact of recording acquired assets at fair value	6.2	55.7	15.1
Sponsor management fee	2.3	2.3	2.3
Stock-based compensation expense	1.0	0.7	1.0
Gain on early extinguishment of debt	(0.6)	—	—

EBITDA from continuing operations, excluding special items	$79.4	$106.5	$49.4

(1)	See note 1 on page 2.

Aleris International, Inc.

Reconciliation of Free Cash Flow to Cash Flow from Operating Activities of Continuing Operations

(unaudited)

(in millions)

	For the three months ended March 31
	2008	2007
Free cash flow	$(213.2)	$52.5
Net working capital increase	248.5	11.2
Capital expenditures	44.1	42.8

EBITDA from continuing operations, excluding special items	79.4	106.5
Unrealized gains on derivative financial instruments	55.6	2.0
Gain on early extinguishment of debt	0.6	—
Restructuring and other charges	(9.5)	(7.2)
Impact of recording acquired assets at fair value	(6.2)	(55.7)
Sponsor management fee	(2.3)	(2.3)
Stock-based compensation expense	(1.0)	(0.7)

EBITDA from continuing operations	116.6	42.6
Interest expense, net	(56.8)	(49.8)
(Provision for) benefit from income taxes	(2.0)	2.6
Depreciation and amortization	(57.0)	(39.6)
Minority interest, net of provision for income taxes	(0.2)	(0.2)

Income (loss) from continuing operations	0.6	(44.4)
Depreciation and amortization	57.0	39.6
Provision for (benefit from) deferred income taxes	3.1	(0.7)
Restructuring and other charges:
Charges	9.5	7.2
Payments	(4.2)	(6.1)
Stock-based compensation expense	1.0	0.7
Unrealized losses (gains) on derivative financial instruments	(55.6)	(2.0)
Non-cash charges related to step-up in carrying value of inventory	0.3	55.2
Other non-cash charges	2.8	3.0
Net change in operating assets and liabilities	(190.3)	(53.1)

Cash used by operating activities from continuing operations	$(175.8)	$(0.6)

Reconciliation of Segment Income to Segment Income, Excluding Special Items and

Segment EBITDA, Excluding Special Items

(unaudited)

(in millions)

	For the three months ended March 31
	2008	2007
Global Rolled and Extruded Products
Segment income	$14.2	$17.2
Purchase accounting adjustments	6.7	52.2

Segment income, excluding special items	$20.9	$69.4
Depreciation and amortization	43.1	32.4

Segment EBITDA, excluding special items	$64.0	$101.8

Global Recycling
Segment income	$19.2	$15.7
Purchase accounting adjustments	(0.6)	3.5

Segment income, excluding special items	$18.6	$19.2
Depreciation and amortization	12.7	6.6

Segment EBITDA, excluding special items	$31.3	$25.8

Reconciliation of Pro Forma Loss from Continuing Operations to

Pro Forma EBITDA from Continuing Operations and

Pro Forma Adjusted EBITDA from Continuing Operations (1)(2)

(in millions)

For the twelve months ended March 31, 2008
Pro forma loss from continuing operations(3)	$(52.7)
Interest expense, net	218.8
Income taxes	(83.7)
Minority interests	0.1
Depreciation and amortization	224.7

Pro forma EBITDA from continuing operations	$307.2
Unrealized losses on derivative financial instruments	(57.4)
Restructuring and other charges	35.1
Impact of recording acquired assets at fair value	54.6
Sponsor management fee	9.1
Stock-based compensation expense	4.3
Gain on early extinguishment of debt	(0.6)
Estimated synergies - Corus Aluminum	14.0
Estimated synergies – Wabash Alloys	20.0
Estimated synergies - EKCO Products	2.0
Estimated synergies - AE/HT	4.0

Pro forma adjusted EBITDA from continuing operations	$392.3

1.	See note 1 on page 2.
2.	Represents unaudited pro forma financial information for the twelve months ended March 31, 2008 and presents the Company’s combined results of operations as if the acquisitions of Wabash Alloys and EKCO Products had occurred on January 1, 2007. Pro forma adjusted EBITDA from continuing operations includes the expected synergy savings from the Corus Aluminum, Wabash Alloys, EKCO Products, AE Products and HT Aluminum acquisitions as permitted by the Company’s Term Loan Agreement. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the acquisitions of Wabash Alloys and EKCO Products been made at the beginning of the period presented or the future results of combined operations.
3.	Pro forma loss from continuing operations of $52.7 million consists of Aleris’s historical loss from continuing operations of $47.9 million, Wabash Alloys’ historical net income of $2.8 million and pro forma adjustments of ($7.6) million. The net income of Wabash Alloys is an estimate and is based on estimated financial information provided by the management of that entity.